Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on this March 23, 2017 among Bancorp of New Jersey, Inc., a New Jersey corporation having its principal place of business at 1365 Palisade Avenue, Fort Lee, New Jersey 07024 (“Bancorp”), Bank of New Jersey, a corporation organized under the laws of, and authorized by statute to accept deposits and hold itself out to the public as engaged in the banking business in, the State of New Jersey having its principal place of business at 1365 Palisade Avenue, Fort Lee, New Jersey 07024 (“Bank”, and, together with Bancorp, the “Employer”) and Nancy E. Graves (the “Executive”).  This Agreement replaces in their entirety that certain employment agreement and that certain change in control agreement between the parties, each dated April 5, 2016.

WITNESSETH:

WHEREAS, the Employer presently employs the Executive as President and Chief Executive Officer of Bancorp and Chief Executive Officer of Bank;

WHEREAS, the Employer desires to provide for the continued employment of the Executive and to make certain changes in the Executive’s employment arrangements which the Employer has determined will reinforce and encourage the continued dedication of the Executive to the Employer; and

WHEREAS, the Executive is willing to terminate the Executive’s interests and rights under the existing employment agreement with the Employer and to continue to serve the Employer on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Employer and the Executive, intending to be legally bound hereby, mutually agree as follows:

1.                                      Employment.

(a)                                 The Employer and Executive agree that Executive shall continue to be employed as President and Chief Executive Officer of Bancorp and Chief Executive Officer of Bank and shall perform such services for the Employer as may be assigned to Executive by the Boards of Directors of Bancorp or Bank (collectively, the “Board”) from time to time in accordance with the terms and conditions set forth in this Agreement.

(b)                                 The term of this Agreement shall commence on the date hereof (the “Effective Date”) and, shall expire on the third anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 4 (the “Term”).  On the first anniversary of the Effective Date and on each anniversary thereafter, the Term shall be extended for an additional  year unless the Employer or the Executive shall deliver written notice to the contrary to the other party not less than 90 days prior to the applicable anniversary of the Effective Date.   In the event that Executive gives notice of non-renewal, the Employer may at any time during the remainder of the Term suspend the Executive’s duties, place the Executive on a paid leave, hire a new President and Chief Executive Officer, and/or terminate Executive’s employment, and such action shall not constitute a breach of this Agreement, a termination without Cause, or Good Reason, provided that if Employer terminates Executive’s employment pursuant to this section, and provided Executive complies with the requirements of Section 4(i) below, Employer shall pay Executive severance in the same amounts and at the same times as the salary and bonus payments

Executive would have received if Executive had remained employed through the remainder of the Term, and shall provide the benefits in Section 4(d)(1)(ii) below.  In the event Executive’s employment with the Employer continues after the expiration of the Term, Executive’s post-expiration employment will be on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement other than any provisions of this Agreement which contemplate performance by them subsequent to such termination.

(c)                                  The Executive is currently serving as a director of Bancorp and Bank. Bancorp shall nominate the Executive for election as a director of Bancorp as such nominations are necessary so that the Executive will, if elected by the shareholders of Bancorp, serve as a director of Bancorp and Bank throughout the Term. Bancorp agrees to cause the election of the Executive as a director of Bank throughout the Term. The Executive hereby consents to serve as a director without any additional compensation for Executives’ services as a director or for any other duties Executive may undertake as a director.  Effective upon the termination of Executive’s employment as President and Chief Executive Officer of Bancorp and Bank for any reason, Executive shall no longer be a director of Bancorp or Bank or any of their subsidiaries or affiliates, and Executive shall resign all positions as a director or officer of Bancorp or Bank and their subsidiaries and affiliates and sign any documents necessary to assure that Executive’s resignation from all such positions is effective and properly documented.

2.                                      Duties of the Executive.

(a)                                 The Executive shall serve in the position of President and Chief Executive Officer of Bancorp and Chief Executive Officer of Bank and perform all duties and services commensurate with those positions. The Executive shall devote her full time and attention to the discharge of the duties undertaken by her hereunder.  Executive shall comply with all policies, standards and regulations of the Employer now or hereafter promulgated, and shall perform her duties under this Agreement to the best of her abilities and in accordance with general business standards of conduct. The foregoing provision shall not prevent the Executive’s purchase, ownership or sale of any interest, or the Executive engaging in, any business that does not compete with the business of the Employer or the Executive’s involvement in charitable or community activities, provided, that the Executive provides prompt notice to the Employer of such business and charitable or community activities and that the time and attention that the Executive devotes to such business and charitable or community activities does not materially interfere with the performance of the Executive’s duties under this Agreement and further provided that such conduct complies in all material respects with applicable policies of the Employer.  In addition, Executive shall not serve as a paid director of any organization without the consent of the Board, confirmed to Executive in writing.

(b)                                 The Executive shall be entitled to paid time off during each calendar year in accordance with the paid time off policy of the Employer for senior executive officers, to be taken at such time or times as the Executive and the Employer shall mutually determine.  Earned but unused paid time off shall be accrued in accordance with the Employer’s paid time off policy.  Employer shall follow its policy with respect to whether and under what circumstances Executive may receive compensation in lieu of unused paid time off.

3.                                      Compensation.  For all services to be rendered by the Executive under this Agreement, the Employer and the Executive agree as follows:

(a)                                 Base Salary.  The Employer shall pay the Executive a base salary (the “Base Salary”), at a rate of $450,000 per year, plus such other compensation as the Employer may, from time to time, determine in its sole discretion.  The Compensation Committee of the Board (the “Compensation

Committee”) shall review annually the amount of the Executive’s Base Salary and may increase such Base Salary to such amount as the Employer may determine in its sole and absolute discretion.  Such Base Salary and other compensation shall be payable in accordance with the Employer’s normal payroll practices (and in no event less frequently than monthly) as in effect from time to time.

(b)                                 Cash Bonus.  The Executive shall be eligible each year to receive a cash bonus of up to 50% of her annual salary (less the qualifying percentage of salary upon which any other bonus or incentive arrangements covering all bank employees is based for that year) if the Employer achieves certain performance levels established each year by the Board or the Compensation Committee.  Any bonus payment made pursuant to this Section 3(b) shall be made not later than March 1st of the year following the year in which the bonus was earned by the Executive. The parties further agree that the Executive’s potential cash bonus for 2017 shall be $150,000.

(c)                                  Equity Compensation.  The Executive shall be eligible to participate in the Bancorp’s long-term equity incentive program or under any similar or successor plan adopted by the Bancorp under which eligible participants may be granted stock options, restricted stock, and other awards as determined by the Board.  Upon signing this Agreement, Executive shall be awarded 30,000 shares of restricted stock of Bancorp under the Bancorp’s 2011 Equity Incentive Plan (the “2017 Restricted Stock Award”).  The award agreement for the restricted stock shall provide that one-third of the shares will vest on each of December 31, 2017, 2018, and 2019, but only if the Executive remains employed by the Bancorp or one of its subsidiaries on such date, and shall contain other customary terms and conditions.   Any restricted stock, options or similar awards shall be issued to the Executive at an exercise price of not less than the stock’s current fair market value (as determined in compliance with Treasury Regulation § 1.409A-1(b)(5)(iv)) as of the date of grant, and the number of shares subject to such grant shall be fixed on the date of grant.

(d)                                 Other Benefits.  Subject to any applicable terms, conditions, and eligibility requirements, from and after the Effective Date and throughout Executive’s employment hereunder, except as otherwise expressly provided in the Agreement, the Executive shall be entitled to participate in all cash and non-cash employee benefit plans that may be maintained by the Employer for senior executive officers or employees generally, including but not limited to (i) a 401(k) retirement program, (ii) long-term disability, (iii) extended medical leave, (iv) paid-time off and (v) health insurance, dental insurance and life insurance coverage as are provided to the class of employees that includes the Executive.

(e)                                  Withholding for Taxes.  The Employer may withhold from any amounts payable to Executive under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

(f)                                   Allocation of Compensation.  The Bank and the Bancorp shall apportion any payments or benefits paid to the Executive pursuant to this Agreement among themselves as they may agree from time to time in proportion to services actually rendered by the Executive for such entity; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment.  Executive’s receipt of satisfaction in full of any such obligation from the Bancorp or the Bank shall extinguish the obligations of the other with respect to such obligation.

(g)                                  Expenses.  The Employer shall promptly reimburse the Executive for (a) all reasonable expenses the Executive pays or incurs in connection with the performance of the Executive’s duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation for such expenses and (b) all reasonable professional expenses, such as licenses and dues and professional educational expenses, the Executive pays or incurs during her employment hereunder, all of the above in accordance with Employer’s policies with respect thereto.

(h)                                 Clawback.  The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Bancorp are then traded), including, but not limited to, the following circumstances:

(i)                                     where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Bancorp or the Bank, including but not limited to, when the Bancorp shall have a restatement of financial results attributable to the Executive’s actions, whether intentional or negligent;

(ii)                                  where such compensation constitutes “excessive compensation” within the meaning of 12 CFR Part 364, Appendix A;

(iii)                               where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(iv)                              if, while the Executive is also a senior executive officer of the Bank, the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return promptly any such compensation identified by the Employer by written notice provided pursuant to Section 11.  If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Employer.  If the Executive is then employed by the Employer, the Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation.  The Executive acknowledges the Employer’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3(h).  The provisions of this Section 3(h) shall be modified to the extent, and remain in effect for the period, required by applicable law.

4.                                      Termination of Employment; Change in Control.  Notwithstanding the termination of this Agreement or the termination of the Executive’s employment for any reason, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination.  In addition, no termination of this Agreement shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach.  No termination of employment shall terminate the obligation of the Employer to make payments of any vested benefits provided hereunder or the obligations of the Executive under Section 6 of this Agreement. Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives.

(a)                                 The Executive’s employment hereunder may be terminated by the Executive upon 90 days written notice to the Employer or at any time by mutual agreement in writing.  It shall not constitute a breach of this Agreement for the Employer to suspend the Executive’s duties and to place the Executive on a paid leave during the 90-day notice period. If the Executive’s employment is terminated under this Section 4(a), the Employer shall pay the Executive only any sums due to her as Base Salary and/or reimbursement of expenses through the date of termination.  Such amounts shall be paid at the end of the payroll period that follows the payroll period in which her employment terminates.

(b)                                 This Agreement shall terminate upon death of the Executive; provided, however, that in such event the Employer shall pay to the estate of the Executive the compensation, including Base Salary and accrued but unused paid-time off in accordance with Employer’s policies with respect thereto, which otherwise would be payable to the Executive through the date on which her death occurs.  Such amounts shall be paid at the end of the payroll period that follows the payroll period in which her employment terminates due to her death.  Additionally, the Employer shall (i) pay to the Executive’s estate (A) any bonus or other short-term incentive compensation earned, but not yet paid, for any year prior to the year in which her death occurs, and (B) any bonus or other short-term incentive compensation for the year in which her death occurs that she would have been eligible to receive if she had lived, multiplied by a fraction, the numerator of which is the number of days in the year that precede the date on which her death occurs and the denominator of which is three hundred sixty-five, and (ii) cause any unvested portion of the 2017 Restricted Stock Award to become fully vested. Any bonus or other short-term incentive compensation payable under this Section 4(b) shall be paid (i) on the date of payment to other employees eligible for bonuses or other short-term incentive compensation under the same plan or plans, or, (ii) if no date or time frame for payment is specified in those plans, by March 1st of the calendar year following the calendar year in which the compensation is earned.

(c)                                  The Employer may terminate Executive’s employment under this Agreement upon its determination of the Disability of the Executive, which Disability has continued for such period required for the Executive to become eligible to receive long term disability benefits under the Employer’s long-term disability plan or insurance program.  “Disability” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).  During the period of any Disability leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the Executive her full Base Salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the Employer’s normal payroll practices; provided that, the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit covering the Executive that is provided by the Employer.  In the event that Employer terminates Executive’s employment upon its determination of Disability of the Executive, the Employer shall (i) pay the Executive any bonus or other short-term incentive compensation earned, but not yet paid, through the date of termination, on the same terms as set forth in Section 4(b), and (ii) cause any unvested portion of the 2017 Restricted Stock Award to become fully vested.

(d)                                 (1)The Employer may terminate Executive’s employment under this Agreement other than for “Cause”, as defined in Section 4(e), at any time upon written notice to Executive, which termination shall be effective immediately.  Executive may resign after written notice to the Employer for “Good Reason”, as hereafter defined. In the event the Executive’s employment terminates pursuant to this Section 4(d)(1), Executive shall receive, at the end of the payroll period that follows the payroll period in which her employment terminates, her Base Salary earned through the date of termination and accrued but unused paid-time off.  In the event the Executive’s employment terminates pursuant to this Section 4(d)(1), Employer shall pay the Executive any bonuses or short-term incentive compensation as described in Section 4(b)(i)(A) and (B) above, by the times described in Section 4(b) above.  In the event the Executive’s employment terminates pursuant to this Section 4(d)(1), provided she complies with the requirements of Section 4(i) below, Executive shall also receive the following items:

(i)                                     Severance in an amount equal to 200% of the sum of (A) her current rate of annual Base Salary in effect immediately preceding such termination and (B) the average of her last two year’s annual bonus(es) ; provided that such amount shall be paid in a single lump sum cash payment on the date described in Section 4(i) below; and

(ii)                                  The Executive may continue participation for both her and her covered dependents (if applicable), in accordance with the terms of the applicable benefits plans, in the Employer’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  In accordance with COBRA, if Executive timely elects COBRA coverage, and assuming the Executive and her covered dependents (if applicable), are covered under and enrolled in the Employer’s group health plan as of her date of termination, the Employer will, for twelve months, pay an amount towards the monthly COBRA premiums that is equal to the amount Employer was paying towards Executive’s group health plan monthly premiums immediately prior to the termination of Executive’s employment (the “Continuation Period”).  If the Executive timely elects COBRA coverage for group health coverage, she will be obligated to pay the rest of the full COBRA cost of the coverage.  The Employer’s payments towards the monthly premiums during the Continuation Period shall be treated as taxable income to Executive.  Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (ii) may be terminated by the Employer if during the Continuation Period the Executive becomes eligible for qualifying health care coverage through a subsequent employer, the Executive fails to pay Executive’s portion of the COBRA premium (after notice and within 45 days any such payment is due), or Executive or Executive’s covered dependents ceases to be eligible for COBRA coverage.  If Executive continues COBRA coverage for Executive and/or Executive’s covered dependents after Employer’s obligation under this subsection (ii) ceases for any reason, Executive shall be responsible for paying the full amount of the COBRA premiums.

(2)                                 Notwithstanding anything in this Agreement to the contrary, if Executive breaches Section 6(a) of this Agreement, Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to Section 4(d)(1), other than the right to participate in COBRA at Executive’s own expense, and Executive shall be required to return any payments made to Executive pursuant to Section 4(d)(1) after the date on which Executive first breaches Section 6(a) of this Agreement.

(3)                                 For purposes of this Agreement, Good Reason shall mean one or more of the following conditions arising without the consent of the service provider:

(i)                                     A material diminution in Executive’s base salary.

(ii)                                  A material diminution Executive’s authority, duties, or responsibilities.

(iii)                               A requirement that Executive report to a corporate officer or employee instead of reporting directly to the board of directors of the Bank.

(iv)                              A material change in the geographic location at which Executive is based.

(4)                                 To terminate this Agreement and her employment under this Agreement for Good Reason, the Executive must provide written notice to the Employer of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and must give the Employer at least 30 days from receipt of such written notice to cure the condition constituting Good Reason (“Notice of Good Reason”).  Such termination must be effective within one year after the initial existence of the condition constituting Good Reason.  In the event of termination for Good Reason, the date of termination shall be the effective date specified in the Executive’s Notice of Good Reason.

(e)                                  The Employer shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately, upon delivery of written notice to the Executive which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment.  Termination for “Cause” shall mean termination because of the Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation other than traffic violations or similar offenses or final cease-and-desist order or material breach of any provision of this Agreement.  Cause shall also include termination because of (A) misappropriation or other intentional material damage to the property or business of the Employer by the Executive, (B) the Executive’s repeated absences other than for vacation or physical or mental impairment or illness, (C) the Executive’s admission or conviction of, or plea of nolo contendere to, any felony or any other crime referenced in Section 19 of the Federal Deposit Insurance Act that, in the reasonable judgment of the Board, adversely affects the Employer’s reputation or the Executive’s ability to carry out the Executive’s obligations under this Agreement or (D) the Executive’s non-compliance with the provisions of Section 2(a) of this Agreement after notice of such non-compliance from the Employer to the Executive and at least 21 days for the Executive to cure such non-compliance.  Notwithstanding the foregoing, the Employer may not terminate the Executive’s employment under this Agreement for Cause unless the Employer provides the Executive with (X) written notice in accordance with the By-laws of Bancorp and Bank of a special meeting of the Board to consider the termination of the Executive’s employment under this Agreement for Cause and (Y) the opportunity for the Executive to address such special meeting.  It shall not constitute a breach of this Agreement for the Employer to suspend the Executive’s duties and place the Executive on an unpaid leave during the period prior to the special meeting of the Board.  In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive compensation or other benefits under this Agreement.

(f)                                   If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.  Employer shall not be required to pay Executive any salary or bonus for any period of time during which Executive is unable to perform Executive’s duties due to any such notice.

(g)                                  (1)                                 If Executive’s employment is terminated without Cause within one year after a Change in Control shall have occurred or if she resigns for Good Reason within one year after a Change in Control shall have occurred, then Executive shall receive, at the end of the payroll period that follows the payroll period in which her employment terminates, her Base Salary earned through the date of termination, any bonuses or short term incentive compensation as described in Section 4(b) above, and accrued but unused paid-time off.   In the event the Executive’s employment terminates pursuant to this Section 4(g)(1), provided she complies with the requirements of Section 4(i) below, Executive shall receive the following items: (i) a single lump sum amount equal to 299% of the sum of (A) her current rate of annual Base Salary in effect immediately preceding such termination and (B) the average of her last two years’ annual bonus(es) earned on the date described in Section 4(i) below, instead of any payment described in Section 4(d)(1)(i), and (ii) the benefits and payments described in Section 4(d)(1)(ii).

(2)                                 For purposes of this Agreement, “Change in Control” shall mean any of the following:

(A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”) other than Bancorp or the Bank, a subsidiary of Bankcorp or the Bank, an employee benefit plan of Bancorp or the Bank or a subsidiary of the Bank (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Bancorp or the Bank representing more than 50% of the combined voting power of Bancorp’s or the Bank’s then outstanding securities, notwithstanding whether the Bank is otherwise subject to the terms of the Exchange Act; or

(B) the occurrence of a sale of all or substantially all of the assets of the Bank to an entity which is not a direct or indirect subsidiary of Bancorp or the Bank; or

(C) the occurrence of a reorganization, merger, consolidation or similar transaction involving Bancorp or the Bank unless (A) the shareholders of Bancorp or the Bank, as applicable, immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation..

(3)                                 Notwithstanding anything in this Agreement to the contrary, if the Executive breaches Section 6(a) of this Agreement, the Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 4(g), other than the right to participate in COBRA at Executive’s own expense, and Executive shall be required to return any payments made to Executive pursuant to Section 4(g) after the date on which Executive first breaches Section 6(a) of this Agreement..

(h)                                 Notwithstanding the provisions relating to the timing of payments described in this Section 4 above, if the Executive is a “specified employee” under Section 409A of the Internal Revenue Code of 1986 and any regulations thereunder (the “Code”) on the date of her termination of employment, payment of amounts due under Section 4(d)(1) shall be made as described in Section 24 of this Agreement.

(i)                                     In addition, within 60 days of termination of the Executive’s employment, and as a condition to the Employer’s obligation to pay any amounts under Section 4(d)(1)(i) and (ii) or 4(g)(1)(i) and (ii), the Executive shall execute, and not timely revoke during any revocation period provided pursuant to such release, a release and waiver of claims reasonably satisfactory to the Employer.  (For purposes of clarification, the execution of a release and waiver shall not be a condition to the provision of COBRA benefits but shall be a condition to payments by Employer towards COBRA premiums.)  In most instances, payment will be made, or in the case of installment payments, will begin as soon as practicable after such release is effective. If the 60-day period spans two calendar years, such severance payment will be made as soon as possible in the subsequent taxable year, provided however that any portion of an insurance premium due to be paid by the Employer during such 60-day period under Section 4 shall be paid by the Employer on the due date whether or not the release and waiver has been signed.

(j)                                    If tax counsel appointed by the Employer (the “Tax Counsel”) determines that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Employer to or for the benefit of Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise) (a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax and no part of the income tax deduction for the Payment shall be disallowed under Section 280G of the Code,, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made.  The Payment shall be reduced,  if applicable, by the Employer in the following order of priority: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time; and (D) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code.  If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the Payment.

All determinations required to be made under this Section 4, and the assumptions to be utilized in arriving at such determination, shall be made by the Tax Counsel, which shall provide its determinations and any supporting calculations both to the Employer and Executive within ten business days of having made such determination.  The Tax Counsel shall consult with any nationally recognized compensation consultants, accounting firm and/or other legal counsel selected by the Employer in determining which payments to, or for the benefit of, the Executive are to be deemed to be parachute payments within the meaning of Section 280G of the Code.  In connection with making determinations under this Section 4, the Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Employer shall cooperate in good faith in connection with any such valuations and reasonable compensation positions. Without limiting the generality of the foregoing, for purposes of this provision, the Employer agrees to allocate as consideration for the covenants set forth in Section 6 the maximum amount of compensation and benefits payable under Section 4 hereof reasonably allocable thereto so as to avoid, to the extent possible, subjecting any Payment to tax under Section 4999 of the Code.

5.                                      Indemnification.  Notwithstanding anything in the articles of incorporation or By-laws of Bancorp or Bank to the contrary, the Executive shall at all times during the Executive’s employment by Bancorp or Bank, and after such employment, be indemnified by such entities to the fullest extent applicable law permits for any matter in any way relating to the Executive’s affiliation with Bancorp or Bank; provided, however, that if Bancorp or Bank shall have terminated the Executive’s employment for Cause, then neither Bancorp or Bank shall have any obligation whatsoever to indemnify the Executive for any claim arising out of the matter for which the Executive’s employment shall have been terminated for Cause or for any conduct of the Executive not within the scope of the Executive’s duties under this Agreement.

6.                                      Non-Competition, Non-Disclosure, and Non-Solicitation.

(a)                                 Upon the cessation of Executive’s employment with Employer for any reason during the Term of this Agreement, Executive agrees not to compete with the Employer or its affiliates for a period of one (1) year following such cessation in any city, town or county in which Executive’s normal business office is located or in which the Employer or any of its affiliates has an office or branch or has filed an application for regulatory approval to establish an office or branch, determined as of the effective date of such termination, or in Hudson County, except as agreed to pursuant to a resolution duly adopted by the Board.  Executive agrees that during such period, Executive shall not work for or advise, consult, provide services or assistance to, or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Employer or its affiliates within these cities, towns and counties.  During the same time period, Executive agrees not to directly or indirectly solicit or induce (a) any employee to leave employment with Employer or (b) any customer of Employer to cease doing business with Employer, reduce the amount of business the customer does with Employer, or do business with any other bank.  The parties hereto, recognizing that irreparable injury will result to the Employer or its affiliates, its business and property in the event of Executive’s breach of this Section 6(a), agree that in the event of any such breach by Executive, the Employer or its affiliates will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event of the termination of her employment pursuant to Section 4 of this Agreement, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Employer or its affiliates, or in a location outside of the geographic area covered by this Section 6(a), and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Employer or its affiliates from pursuing any other remedies available to the Employer or its affiliates for such breach or threatened breach, including the recovery of damages from Executive.

(b)                                 Executive recognizes and acknowledges that her knowledge of the business activities and plans for business activities of the Employer and its affiliates as it may exist from time to time, is a valuable, special and unique asset of the business of the Employer and its affiliates. Executive will not, during or after the term of her employment, disclose to any person, firm, corporation or other entity for any reason or purpose whatsoever, unless expressly authorized by the Board or required by law, any of the following information: any knowledge of the past, present, planned or considered business activities of the Employer and its affiliates, any confidential or proprietary information relating to the Employer or its subsidiaries or affiliates, including, without limitation, the identity of customers, the identity of the representatives of customers with whom the Bank has dealt, the kinds of services provided by the Bank to customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, customer preferences and policies, pricing information, business and marketing plans, financial information, budgets, compensation or personnel records, information concerning the creation, acquisition, or disposition of products and services, vendors, software, data processing programs, databases, customer maintenance listings, computer software applications, research and development data, know-how, and other trade secrets (“Confidential Information”).  Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is or becomes public knowledge without breach of this Agreement; or (ii) is received by Executive from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions, or (iii) is knowledge of banking, financial and/or economic principles, concepts or ideas which are not derived from the business plans and activities of the Employer or its affiliates. Nothing in this Agreement shall prevent the Executive from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry, or proceeding to the extent that such participation or disclosure is required or authorized under applicable law; provided, however, that, where providing notice to the Bank would not interfere with or impede an investigation or proceeding by a governmental agency,  Executive will provide the Bank with prompt notice of a request for disclosure of such information so that the Bank may seek a protective order or other appropriate remedy and/or waiver in writing of compliance with the provisions of this Agreement. In the event of a breach or threatened breach by Executive of the provisions of this Section 6(b), the Employer will be entitled to an injunction restraining Executive from disclosing Confidential Information, in whole or in part or from rendering any services to any person, firm, corporation or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from Executive.

(c)                                  If any provision of this Section 6 is determined to be overly broad or unenforceable, then that provision shall be enforceable to the maximum extent possible under applicable law and should be reformed accordingly.  If any provision of this Section 6 is determined to be invalid or unenforceable, then that determination shall not affect the validity or enforceability of the other portions of this Section 6.

7.                                      Representation and Warranty of the Executive.  The Executive represents and warrants to the Employer that the Executive is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent the Executive from entering into the employ of the Employer under this Agreement or prevent the Executive from performing the terms of this Agreement.

8.                                      Regulatory Compliance.  Notwithstanding anything to the contrary herein, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over Bancorp or Bank, including any limitations or prohibitions on payments under Section 4 of this Agreement.  The Executive agrees that compliance by Bancorp or Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Employer.

9.                                      Entire Agreement; Amendment.  This Agreement contains the entire agreement between the Employer and the Executive with respect to the subject matter of this Agreement, and this Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by Employer’s Chairman of the Board, after approval of the full Board, and the Executive.

10.                               Assignability.  This Agreement shall be binding upon, and inure to the benefit of, the Employer and its successors and assigns.  The Executive may not assign this Agreement, but the Executive’s benefits under this Agreement shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives to the extent this Agreement expressly provides.

11.                               Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered by hand, (ii) otherwise delivered against receipt therefore, or (iii) sent by overnight courier, signature required.  In addition, transmission by facsimile, email or other form of electronic transmission, each against receipt therefore, shall be deemed to constitute due and sufficient delivery.  All notices to the Employer shall be directed to the attention of the Employer at 1365 Palisade Avenue, Fort Lee, New Jersey 07024, Attention: Compensation Committee Chairman, with a copy to the Secretary(ies) of the Bancorp and the Bank and to the Chairman of the Board of the Bank. All notices to the Executive shall be directed to Executive’s personal residence address noted in the Employer’s human resources records. All notices and communications shall be deemed to have been received on the date of delivery thereof.

12.                               Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of Section 6 of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that each of the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of Section 6 of this Agreement and to enforce specifically the terms and provisions of Section 6 of this Agreement, and that such injunctive relief shall be in addition to any other remedy to which any party is entitled at law or in equity. The existence of any claim or cause of action of the Executive against the Employer, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Employer of the restrictions, covenants and agreements contained in this Agreement.  Furthermore, in addition to any other remedies, the Executive agrees that any violation of the provisions in Section 6(a) will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under Section 4, if applicable.  The Executive further agrees that should she breach any of the provisions contained in Section 6(a) of this Agreement, the Executive shall repay to the Employer any amounts previously received by the Executive pursuant to Section 4 that are attributable to that portion of the payments paid for the period during which the Executive was in breach of any of the provisions.  The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

13.                               No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Employer and the Executive and the heirs, executors, administrators and personal representatives of the Executive any rights or remedies of any nature under or by reason of this Agreement.

14.                               Successor Liability.  The Employer shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

15.                               Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employer shall not be required to provide the Executive and the Executive’s eligible dependents with medical insurance coverage as long as the Executive and the Executive’s eligible dependents are eligible for comparable medical insurance coverage from another employer.

16.                               Waiver of Breach.  The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

17.                               No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 17 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights under this Agreement to the person or persons entitled hereto.

18.                               Severability.  The invalidity or unenforceability of any term, phrase, clause, paragraph, section, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforceability of any other provision, or any part of this Agreement, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, section, restriction, covenant, agreement or other provision had never been contained in this Agreement unless the deletion of such term, phrase, clause, paragraph, section, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained in this Agreement to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.  If any provision of this Agreement is determined to be overly broad or unenforceable, then that provision shall be enforceable to the maximum extent possible under applicable law and should be reformed accordingly.  If any provision of this Agreement is determined to be invalid or unenforceable, then that determination shall not affect the validity or enforceability of the other portions of this Agreement.

19.                               Survival of Benefits.  Any provision of this Agreement that provides a benefit to the Executive and that by the express terms of this Agreement does not terminate upon the expiration of her employment hereunder shall survive the expiration of the term of her employment and shall remain binding upon the Employer until such time as such benefits are paid in full to the Executive or the Executive’s estate.

20.                               Construction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, to the extent not inconsistent with and governed by federal law, without giving effect to principles of conflict of laws.  All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

21.                               Jury Waiver.  The Employer and the Executive agree that in any litigation action or proceeding arising out of or relating to this Agreement or the Executive’s employment with the Employer or the termination thereof, trial shall be in a court of competent jurisdiction without a jury.  The parties understand that the state and federal constitutions and certain statutes provide rights to jury trials in many types of lawsuits, and the parties agree to waive those rights.  The Employer and the Executive irrevocably waive any right each may have to a jury trial and a copy of this Agreement may be introduced as written evidence of the waiver of the right to trial by jury.  The Employer has not made and the Executive has not relied on, any oral representation regarding the enforceability of this provision.  The Employer and the Executive have read and understand the effect of this jury waiver provision.

22.                               Venue.  The Employer and the Executive hereby expressly consent to be subject to the jurisdiction of the State of New Jersey to determine any disputes regarding this Agreement and further agree that the exclusive venue for any such dispute shall be the appropriate state court located in Bergen County, New Jersey or the federal district court in Newark, New Jersey.  Employer and Executive agree to accept the jurisdiction of any such court and each waives any claim, and warrants that she or it will not argue or contend, that any such court does not have jurisdiction or is an appropriate or inconvenient forum or venue.

23.                               Full Capacity.  The persons signing this Agreement represent that they have full authority and representative capacity to execute this Agreement in the capacities indicated below and to perform all obligations under this Agreement.

24.                               Compliance with Internal Revenue Code Section 409A.  All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code.  Any payments made under Section 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion.  Any remaining payments under Section 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Section 4 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A.  Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in an inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code.  The parties intend to administer and interpret this Agreement to carry out such intentions.  However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

25.                               (a)  If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is not otherwise exempt under 409A shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

(b)                                 Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred.  The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, each of Bancorp, Bank and the Executive have executed this Agreement as of the date first written above.

BANCORP OF NEW JERSEY, INC.

By:	/s/ Stephen Crevani
Stephen Crevani
Chairman, Compensation Committee

BANK OF NEW JERSEY

By:	/s/ Stephen Crevani
Stephen Crevani
Chairman, Compensation Committee

EXECUTIVE

/s/ Nancy E. Graves
Nancy E. Graves